 Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in Registration Statements (No. 333-164319 and 333-176925) on Form S-8 of Vitacost.com, Inc. of our report dated March 30, 2010, relating to our audit of the consolidated financial statements, which appear in this Annual Report on Form 10-K of Vitacost.com, Inc. for the year ended December 31, 2011.

/s/ McGladrey & Pullen, LLP

Fort Lauderdale, Florida

March 15, 2012